EXHIBIT 14
CODE OF ETHICS

(Revised August 15, 2008)
Introduction
     The Board of Directors of Frederick’s of Hollywood Group Inc. (“FOHG”) has adopted this code of ethics (the “Code”), which is applicable to all directors, officers and employees to:
•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely and understandable disclosure in periodic reports and documents that FOHG files with, or submits to, the Securities and Exchange Commission (“SEC”), as well as in other public communications made by or on behalf of FOHG;

•	comply with applicable governmental laws, rules and regulations;

•	deter wrongdoing and promote accountability for adherence to this Code; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.
     This Code may be amended only by resolution of FOHG’s Board of Directors. In this Code, references to “FOHG” means Frederick’s of Hollywood Group Inc. and its subsidiaries.
Honest, Ethical and Fair Conduct
     Each person owes a duty to FOHG to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to FOHG never should be subordinated to personal gain and advantage.
     Each person must:
•	Act with integrity, including being honest and candid while still maintaining the confidentiality of FOHG’s information where required or in FOHG’s interests.

•	Observe all applicable governmental laws, rules and regulations.

•	Comply with the requirements of applicable accounting and auditing standards, as well as FOHG policies, in the maintenance of a high standard of accuracy and completeness in FOHG’s financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

•	Deal fairly with FOHG’s customers, suppliers, competitors and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

•	Protect FOHG’s assets and ensure their proper use.

•	Not use corporate assets, information or position for general personal gain outside the scope of employment with FOHG.

•	Avoid actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when a person’s private interest interferes, or appears to interfere, in any way with the interests of FOHG. Anything that would be a conflict for a person subject to this Code will also be a conflict if it is related to a family member. Conflicts of interest may not always be clear-cut, in which case you should seek guidance from FOHG’s General Counsel. Examples of conflict of interest situations include, but are not limited to, the following:
•	any significant ownership interest in any supplier or customer;

•	any consulting, advisory, directorship, employment or similar relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with FOHG;

•	the receipt of any money or items of value, non-nominal gifts or excessive entertainment from any company with which FOHG has current or prospective business dealings;

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any family member; or

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of FOHG.
Disclosure
     FOHG strives to ensure that the contents of and the disclosures in the reports and documents that FOHG files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality. Each person must:
•	not knowingly misrepresent, or cause others to misrepresent, facts about FOHG to others, whether within or outside FOHG, including to FOHG’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.
     In addition, the Executive Chairman of FOHG, Chief Executive Officer of FOHG and each subsidiary of FOHG, the Chief Financial Officer of FOHG and each subsidiary, and each other person that typically is involved in FOHG’s financial reporting must familiarize himself or herself with the disclosure requirements applicable to FOHG as well as the business and financial operations of FOHG.
     Each person must promptly bring to the attention of the Chairman of the Audit Committee of FOHG’s Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect FOHG’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who are involved in FOHG’s financial reporting, disclosures or internal controls.
Compliance
     It is FOHG’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.
Reporting and Accountability
     The Audit Committee of the Board of Directors of FOHG is responsible for applying this

Code to specific situations in which questions are presented to it and has the authority to interpret this Code. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Audit Committee Chairman promptly. Failure to do so is itself a breach of this Code.
     Specifically, each person must:
•	Notify FOHG’s Audit Committee Chairman promptly in writing of any existing or potential violation of this Code on a confidential and anonymous basis if the employee so desires by regular mail (or, at the employee’s option, by certified mail, return receipt requested) or by e-mail as follows:
By regular mail (or certified mail, RRR):
Audit Committee Chairman (PERSONAL AND CONFIDENTIAL)
c/o General Counsel
Frederick’s of Hollywood Group Inc.
1115 Broadway
New York, New York 10010
By e-mail:
e-mail address: auditcommitteechairman@fohgroup.com
Any expression of concern, whether by regular mail or e-mail, should provide as many specifics as possible, including names, dates, places and events that took place, the employee’s perception of why the incident may be an issue of concern and what action the employee recommends to be taken. The person submitting a complaint should also include a telephone number in the submission at which he or she may be contacted if the person requests contact and would like to discuss the concern in more detail.
•	Not retaliate against any other person for reports of potential violations that are made in good faith.
     FOHG will follow the procedures set forth below when investigating, enforcing and reporting on the Code:
•	The Audit Committee will take all appropriate action to investigate any breaches reported to it.
•	If the Audit Committee determines that a breach has occurred, it will inform the Board of Directors.

•	Upon being notified that a breach has occurred, the Board will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification to the SEC or other appropriate law enforcement authorities.
     No person following the above procedure shall, as a result of following such procedure, be subject by FOHG or any officer or employee thereof to discharge, demotion, suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.
Waivers and Amendments
     Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (defined below) to this Code is required to be disclosed in FOHG’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.
•	A “waiver” means the approval by FOHG’s Board of Directors of a material departure from a provision of the Code.

•	An “implicit waiver” means FOHG’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of FOHG.

•	An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.
     All persons should note that it is not FOHG’s intention to grant or to permit waivers from the requirements of this Code. FOHG expects full compliance with this Code.
Other Policies and Procedures
     Any other policy or procedure set out by FOHG in writing or made generally known to employees, officers or directors of FOHG prior to the date hereof or hereafter are separate requirements and remain in full force and effect.
Inquiries
     All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to Marci J. Frankenthaler, Esq., FOHG’s General Counsel (212) 798-4892 (marcif@fohgroup.com).

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